Exhibit 6.1

LOAN SERVICING AGREEMENT

Full Collection Servicing

This Loan Servicing Agreement (the “Agreement”) is dated 10/26/2022 and is between Madison Management Services, LLC, a Nevada Limited Liability Company, as Servicing Agent (hereafter referred to as “Servicer”), and CWS Investments Inc

CWS Investments Inc

(hereafter referred to as “Client”), who is the originator or transferee and holder of certain promissory notes (the “Notes”), which Notes are secured by Deeds of Trust (the “Deeds of Trust”) or Mortgages (the “Mortgages,” and collectively with the Notes may hereafter be referred to as the “Loan” or “Loans”) for private and institutional investors or lenders (the “Lenders”) as listed in Exhibit A.

RECITALS

WHEREAS, Client desires to engage Servicer as an independent contractor to perform with respect to certain Loans, as designated by Client, such servicing functions as are further described herein, and Servicer desires to accept such engagement pursuant to the terms and conditions hereinafter set forth.

NOW THEREFORE, in consideration of the foregoing and of the mutual promises and covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Client hereby authorizes and instructs Servicer and Servicer agrees to service the Notes and Deeds of Trust or Mortgages and in that connection, to do the following:

ARTICLE I - DEFINITIONS.

The terms used in this Agreement shall have the meaning set forth herein. For purposes of this Agreement:

“Acquired Collateral” shall mean property to which title is acquired by foreclosure, by deed in lieu of foreclosure, by power of sale or by sale pursuant to the Uniform Commercial Code, in any such case in accordance with the Loan Documents and this Agreement.

“Agreement” shall have the meaning given in the preamble.

“Borrower” shall mean any borrower or obligor with respect to the Loan.

“Business Day” shall mean any day that the Servicer is open for business except a Saturday, Sunday or Federal holiday.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

“Client” shall mean have the meaning given in the recitals of this Agreement.

“Collateral” shall mean any and all real or personal property, whether tangible or intangible, securing or pledged to secure Loan, including any account, equipment, guarantee or contract right, or other interest that is the subject of any Collateral Document, and as the context requires, includes Acquired Collateral, whether or not expressly so specified.

“Collateral Document” shall mean any pledge agreement, security agreement, personal or corporate guarantee, deed of trust, deed, mortgage, contract for sale of real property, assignment, collateral agreement, or other agreement or document of any kind, whether an original or copy, whether similar to or different from those enumerated, (i) securing in any manner the performance or payment by any Borrower of its obligations or the obligations of any other Borrower under any of the Loans or the Notes evidencing the Loans or (ii) evidencing any Acquired Collateral.

“Customary Servicing Procedures” shall mean the procedures, including collection procedures, and care that Servicer customarily employs and exercises in servicing and administering mortgage loans for its own account in accordance with accepted mortgage servicing practices of prudent lending institutions, giving due consideration to Client’s reliance on Servicer.

“Determination Date” shall mean the day prior to the last business day of each month (if this is not a business day, then the last business day preceding such day).

“Effective Date” shall have the meaning given in the preamble.

“Escrow Account” shall have the meaning given in section 9.0.

“Escrow Advance” shall mean any advance made to pay taxes or insurance premiums or any other cost or expense that, but for a shortfall in the Borrower’s Escrow Account, is payable using funds in the Borrower’s Escrow Account.

“Escrow Payments” shall mean the amounts constituting ground rents, taxes, assessments, water and sewer charges, Primary Mortgage Insurance Policy premiums, if any, fire and hazard insurance premiums, FHA insurance premiums, if any, and other payments required to be escrowed by the Mortgagor with the mortgagee pursuant to any Mortgage Loan or this Agreement.

“Fee Schedule” shall mean as posted on MMS website, as the same may be amended from time to time by Servicer without consent of Client or secured party.

“HAMP” shall mean the Home Affordable Modification Program promulgated by the United States Department of the Treasury, as in effect from time to time.

“HELOC” shall mean a Home Equity Line of Credit.

“Immediate Family Member” shall mean, with respect to any individual, his or her spouse, parents, parents-in-law, grandparents, descendants, nephews, nieces, brothers, sisters, brothers-in-law, sisters-in-law, children (whether natural or adopted), children-in-law, stepchildren, grandchildren and grandchildren-in-law.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

“Interest Rate” shall mean the rate at which the outstanding principal balance of a Loan bears interest, as more particularly set forth in a Note, including, without limitation, the rate of any default interest, if applicable.

“Law” shall mean any applicable statute, law, ordinance, regulation, rule, code, injunction, judgment, decree or order (including any executive order) of any Governmental Authority.

“Lien” shall mean any pledge, security interest, charge, restriction on or condition to transfer, voting or exercising or enjoyment of any right or beneficial interest, option, right of first refusal or any other lien, claim or encumbrance of any nature whatsoever.

“Modification” shall mean any extension, renewal, substitution replacement, supplement, amendment or modification of any agreement, certificate, document, instrument, or other writing

, whether or not contemplated in the original agreement, document or instrument.

“Mortgage Loan” shall mean those mortgage loan sold and purchased pursuant to the terms of the sale agreement for which the Client requests that the Servicer service such Mortgage Loans and identified on the Mortgage Loan Schedule attached hereto and made a part hereof.

“Mortgage Note” shall mean the note or other evidence of the indebtedness of a Mortgagor secured by a Mortgage.

“Mortgaged Property” shall mean the real property and improvements thereon securing a Mortgage Note pursuant to the related Mortgage.

“Mortgagor” shall mean an obligor on a Mortgage Note or a person who has executed a Mortgage.

“Primary Mortgage Insurance Policy” shall mean with respect to any Mortgage Loan, the policy of primary mortgage guaranty insurance (including all endorsements thereto) issued with respect to such Mortgage Loan, if any, or any replacement policy.

“Records” shall mean, but not be limited to, work files, individual account books, documents, files, correspondence, computer records and disks, related information or data of any kind relating to Servicing and any other documents that Client requests that Servicer retain for Servicer to perform its obligations hereunder. The term shall further include such records that are created by Client or Servicer during the term of this Agreement that relate to the servicing of the Mortgage Loans.

“Related Parties” shall mean any affiliates, subsidiaries, parent companies, officers, owners, agents, of Servicer, or such other parties retained by Servicer pursuant to the terms of this Agreement to carry out the provisions of this Agreement, including, but not limited to, attorneys, title vendors, process servers or skip tracers.

“Remittance Date” shall mean the last business day of the month.

“Servicer” shall have the meaning given in the preamble.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

“Servicing Advances” shall mean all customary, reasonable and necessary “out-of pocket” costs and expenses (including reasonable attorneys’ fees and disbursements) incurred by Servicer in the performance of the servicing obligations hereunder, including, but not limited to, the cost of (i) the preservation, restoration and protection of the Mortgaged Property, (ii) any enforcement or judicial proceedings, including foreclosures, (iii) the management and liquidation of the Mortgaged Property if the Mortgaged Property is acquired in satisfaction of the Mortgage Loan, and (iv) the payment of amounts required to be escrowed by the Mortgagor with the Mortgagee pursuant to any Mortgage Loan for the payment of ground rents, Primary Mortgage Insurance Policy premiums, fire and hazard insurance premiums and other such payments.

“Servicing Transfer Date” shall mean the date upon which Client transfers the servicing of the Mortgage Loans to Servicer in accordance with the terms of this Agreement.

“Variable/Adjustable Rate” shall mean any loan where the interest rate is determined by an index and adjusted at intervals determined by a schedule.

ARTICLE II - SCOPE OF AGREEMENT BETWEEN CLIENT AND SERVICER.

2.0 Scope. Client retains Servicer as Client’s agent to employ commercially reasonable and prudent practices to collect all scheduled payments on all loans subject to this Agreement (hereafter referred to as “Loan”), including the protection of the security for the Loan, enforcement of specific Lenders’ rights of processing demands, processing or coordinating foreclosures, and recording reconveyances/releases. Servicer shall consult with and follow instructions from Client on non-routine collection matters. Client must supply to Servicer all available relevant documents of the Loan file including, but not limited to Notes, Deed/Mortgages, Modification Agreements, Forbearance Agreements, Assignments or any other document effecting condition of title or payment distribution and showing correctly the Beneficiary, needed by Servicer to complete its tasks, including but not limited to, file setup, servicing functions, and to satisfy regulatory requirements, before servicing functions will be performed, continued, or funds distributed. Servicer shall not enter into any modification or forbearance of the Loans with any borrower without express written permission of the Lenders.

2.1 Analyzed Trust Account Disclosure. Client authorizes Servicer to deposit all funds received in connection with this Agreement into an analyzed trust account at an FDIC-insured bank, which banking institution shall be at the sole discretion of the Servicer. The analyzed trust account accrues credits that are used to offset bank service charges assessed to Servicer, which provides a financial benefit to Servicer. Any unused credits not used to offset bank service charges will not benefit Client in any manner and remain the property of the Servicer.

2.2 Duties and Responsibilities. All of Servicer’s duties are specified within this Agreement. If the duty is not specifically addressed within this Agreement, Servicer has not undertaken that particular duty. Duties and functions not specified in this Agreement are the responsibility of the Client.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

ARTICLE III - TERM.

3.0 Term and Termination. This Agreement shall be deemed to commence on the date set forth above, subject to a six (6) month minimum per loan and to the limitation set forth in Article XXXIII below. The appointment of Servicer as Servicing Agent hereunder shall continue until each Loan is paid in full, servicing is transferred, or either party to this Agreement cancels the loan servicing. On an individual loan basis, this Agreement shall terminate when any of these events occur: (a) payment in full of the Loan and reconveyance of the deed(s) of trust or mortgage(s) securing the Loan; (b) thirty (30) days’ written notice by Servicer to Client; (c) thirty (30) days’ written notice by Client to Servicer. Prior to the effectiveness of any termination, Servicer shall deliver to Client all of Client’s funds, an appropriate accounting and all necessary documentation. At termination, Client shall reimburse Servicer for any outstanding advances made pursuant to Article V below within seven (7) business days upon written demand by Servicer to Client.

CLIENT: CS

3.1 Upon termination of this Agreement in its entirety or as to any one Loan, Servicer shall deliver to Client all of Client’s funds, an appropriate accounting and all necessary documentation. At termination of all Loans or a terminated Loan, Client shall reimburse Servicer for any outstanding advances made pursuant to paragraph 5.0 within twenty (20) days upon written demand by Servicer to Client.

3.2 If Client terminates or transfers servicing on any of the Loans subject to this Agreement to another party or servicer other than Servicer, Client must first pay in full all servicing and related fees due Servicer and a per Loan servicing termination and transfer fee (see Fee Schedule), then Servicer will create and send the corresponding RESPA “goodbye” letters, Reports, and transfer relevant escrow/impound amounts. Unless waived by Servicer, Client must provide proof of proper registration/licensing of new servicer before Loans will be transferred. Additional request may be subject to customary and reasonable additional charges. Invoices to Client for services provided by Servicer, or arranged through Servicer, are due upon receipt and payable within 20 days, after which time they will be considered delinquent and subject to a 10% past due charge; provided, however, that if Client disputes any amounts reflected in such invoices, Client and Servicer agree to work together in good faith to resolve such disputes. If Client’s account becomes delinquent, all activities of Servicer on behalf of Client may cease.

ARTICLE IV - LOAN DOCUMENTS.

4.0 Loan Documents. Client shall retain custody of the original note and deed of trust for the Loan (or assignment thereof), unless Servicer is specifically authorized by Client to retain such documentation. If Servicer is to maintain custody of the original Note and Deed of Trust or Mortgage for the loans (or assignment thereof), there will be an additional housing fee (see Fee Schedule). In the event that any original loan document becomes necessary for any default related action, litigation, foreclosure, bankruptcy, etc., Client agrees to cooperate and timely provide such original documents to Servicer as needed. Servicer shall not be responsible or liable for any delay in processing a defaulted Loan in the event Client fails to provide any original documents necessary to complete the particular default matter.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

ARTICLE V - ADVANCES.

5.0 Protective Advances. Client or Lender may make such advances that are necessary and commercially reasonably prudent to protect and to collect Lender’s interest in the Loan. As a normal course of business, Servicer will not advance any funds on Client’s behalf and Servicer hereby agrees to and shall obtain Client’s prior approval for any advance. If in the sole opinion of Servicer that an advance is necessary under exigent circumstances, Servicer is entitled to make such advance without consultation of Client and Client agrees to reimburse Servicer in full for any such advances under such circumstances.

ARTICLE VI - SERVICING OF DELINQUENT LOANS.

6.0 FULL COLLECTION SERVICING PROGRAM Specific Functions. During the Term of this Agreement, Servicer shall: (i) issue monthly statements to the borrower on each Loan directing Loan repayment to Servicer; (ii) issue Late Notices, calculating in any late fees due; (ii) issue Foreclosure Notices warning of the possibility of foreclosure if payment is not received; (iv) on Loans that do not use the Optional Escrow/Impounds service, notify Client of any known, actual or pending ineffectiveness of insurance on Loans that Client has related insurance coverage, and Client files a Loss Payee Notice with insurer listing both Client and Servicer for notice, however Servicer will not provide forced placed insurance unless specifically requested to do so in writing or by email by Client and request is approved by Servicer, and Servicer is not responsible for the consequences of any non-payment of insurance; (v) on Loans that do not use the Optional Escrow/Impounds service, receive notices of property tax delinquencies and notify Client of any known nonpayment of taxes if Client has signed up for a Tax Service and listed Client and Servicer for notices of nonpayment of taxes, however Servicer is not responsible for the consequences of any non-payment of taxes; (vi) use active collection efforts including outgoing collection calls, skip trace, borrower negotiations, letters of understanding, loan modifications, forbearance agreements, short pay negotiations, short sale coordination; (vii) coordinate bankruptcy relief and legal issue resolution; (viii) address known city/municipal notices and issues; (ix) handle property preservation and securing as mutually agreed by Client and Servicer; (x) coordinate REO property management, evictions and property sale as mutually agreed by Client and Servicer; (xi) issue payoff demands and beneficiary statements; (xii) demand, receive and collect all Loan payments, deposit them immediately into or by next business day into Servicer’s trust account, and upon sufficient time to clear funds, transfer by bank wire (ACH) or check Lender’s and/or Client’s share of such funds (net proceeds) in accordance with instructions provided to Servicer, normally within 10 days of receipt or upon sufficient time to clear funds (but not more than twenty-five (25) business days from the time the funds have been cleared; (xiii) issue annual income tax statements (1098 and 1099 INT) to all Borrowers and Lenders; (xiv) execute and deliver on Client’s behalf and in Client’s name any documents necessary or convenient for the exercise of any rights or duties which Client many have as servicing agent under the Security Instruments, including but not limited to preparing and issuing Request for Reconveyance, Satisfaction or Release, recording a Full or Partial Reconveyance, Satisfaction or Release and Beneficiary Statements; (xv) convey Payoff Demands within three (3) business days of receipt to Client for written approval, and if Client’s written or email approval is not received by Servicer within two (2) business days, Servicer possesses the right to assume the Payoff Demand to be correct and accept it; and (xvi) with the consent of the Client, Lender or the majority, as the case may be, Servicer shall process foreclosures when directed to do so in writing or by email, and will have authority to act on behalf of the Client or Lenders to execute all foreclosure documents including, but not limited to, Substitution of Trustee.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

Administrative fees and/or deposits are required from Client in order for Servicer to coordinate the initiation of foreclosures. Servicer shall coordinate foreclosures when directed to do so in writing or by email. Servicer will coordinate all loss mitigation and foreclosure activities in the state of North Carolina, no exceptions. Client acknowledges that no foreclosure activity will commence until this Administrative fee and/or deposits are paid.

Servicer may produce a copy of this Agreement as evidence of its authority. Client agrees to execute the Power of Attorney form that is annexed to this Agreement and incorporated herein, which Power of Attorney shall be for purposes of carrying out the intent of this paragraph to permit Servicer to execute documents needed for the foreclosure or default related services. Servicer reserves the right to refuse to service any loan or handle any foreclosure for failure to pay the applicable deposit.

6.1 FULL COLLECTION LOAN SERVICING PROGRAM Compensation. For its services, Servicer shall earn a monthly servicing fee, which is set forth on Fee Schedule, plus additional Lender fee per month which is set forth on Fee Schedule, billed equally to Lenders or to Client as agreed per loan for each and every loan in the Servicer’s system that was submitted as delinquent. Unusual loans, loans over $1 million principal balance, and commercial loans are negotiable on fees. The monthly servicing fee earned by Servicer may be deducted from Client or Lender’s proceeds, or may be billed separately, as determined by Servicer. If servicing fee is billed, it must be paid by Client within thirty (30) days of billing. There is a onetime Loan Setup Fee, which is set forth on Fee Schedule, per activated or reactivated loan that is to be included before setup. Existing performing Bankruptcy or Forbearance Plan Loan that is to be included for servicing shall have an additional setup fee, which is set forth on Fee Schedule. Loans in Bankruptcy are treated as two Loans, a pre-petition Loan and a post-petition Loan. Servicer shall be entitled to an administrative fee, which is set forth on Fee Schedule, for resetting a Loan after a Loan is set up in servicing due to Assignment, disbursement, draw, modification or similar situation. Servicer will retain: (a) all fees for payoff demand statements and related documents, and returned check charges, if applicable; (b) 100% of the standard monthly loan servicing fee based on each and every loan as long as the loan is in our servicing system, including during the foreclosure process, bankruptcy relief, the REO sales process, and payment process. (c) 50% of paid late charges; and (d) 0% of all prepayment penalties collected on each note, if applicable. All hard costs incurred in the normal transaction of business, including but not limited to attorney’s fees, foreclosure costs, property valuations, title fees, property preservation costs, municipal charges, taxes, and agent fees shall be paid by Client immediately or from an established expense Reserve Account. There will be no mark up or handling fees added to the hard costs by Servicer, however Servicer may in certain instances apply administrative fees for processes or services rendered. All hard costs in excess of $100.00 must be approved by Client in writing, or by email, before being incurred by Servicer. Extraordinary activity and special requests may be subject to reasonable additional charges, which is set forth on Fee Schedule.

**Any NSF fees incurred on the borrower’s account and not paid by the borrower will be the responsibility of the Client before a loan can be removed from servicing.

ARTICLE VII - This section intentionally left blank.

ARTICLE VIII - This section intentionally left blank.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

ARTICLE IX - ESCROW.

9.0 Optional ESCROW/IMPOUNDS SERVICE. Servicer can provide the following property insurance and property tax tracking service for an additional fee per loan (see Fee Schedule) per month for Loans under the Performing Loan Program. This fee will be added to the monthly loan servicing fee. The request for this service must be included in writing at the time a Loan is submitted to Servicer and is for first position loans only. Servicer accepts no responsibility for the consequences of incorrect information supplied by Client or Lender. Servicer must receive copies of Tax and Insurance bills in a timely manner for payment. Servicer is not responsible for non-payment of taxes or insurance if the tax bills and insurance bills are not received by servicer.

If this optional service is requested in writing or by email by Client and accepted in writing or by email by Servicer, and if all required information is supplied per the Servicer Loan Servicing Checklist, and associated fees are paid, when the borrower’s monthly payment includes amounts for the payment of insurance and/or property taxes, Servicer will collect and hold those proceeds in a trust account insured by the Federal Deposit Insurance Corporation and disburse the scheduled payments to the respective authority as scheduled. Any funds remaining in the account after full repayment of the loan shall be released to the borrower. Servicer may, upon acceleration of the Loan due to default, in its sole subjective discretion, apply the funds it receives toward reduction of the amount owed under the Loan documents (applied to advances, principal, interest or other expenses, in the Servicer’s sole discretion), completion of any work on the property securing the Loan, protection of the property or other purposes permitted by this Agreement, the Loan documents or law, or any combination thereof. Servicer is not responsible for the consequences of any non payment of insurance or property taxes. If any interest on the balances aggregated is required by applicable law to be paid to the borrower for impounding borrower’s monies, Client will be responsible to pay such interest on demand by Servicer. If a borrower’s escrow funds are insufficient to pay insurance and/or property taxes, Client shall immediately advance to Servicer’s escrow account funds sufficient to cover the shortage. Whenever possible, Client’s advance will be recovered from borrower’s subsequent payments into escrow for insurance and/or property taxes proceeds. Client’s failure to do so may jeopardize Client’s lien position due to the failure of insurance and/or property taxes, and Servicer accepts no responsibility for Client’s failure to make such an advance. Fees for certain documents and services, if available, will be charged according to the General Fee Schedule.

For clients who do not wish to engage Servicer on the additional fee per loan per month basis for billing and collection of payments from borrowers, and where Client expressly agrees that it will undertake such duties, Client agrees that Servicer shall in no respect be responsible for collection of funds from the particular borrower.

☑ YES, I want Optional Escrow/Impounds Service	Client initial:	CS

Note: On loans that do not use the optional Escrow/Impound service, it is the responsibility of the Client and/or Investor to file a Loss Payee Notice with the insurance company and verify insurance coverage annually, check for payment of taxes annually or use a Tax Service, and (if applicable) file a Request for notice of foreclosure with any senior lien holder or use a senior lien foreclosure tracking service for non-notice states.

9.1 Insurance and Taxes. If the borrower’s monthly payment does not include amounts for insurance and/or property taxes, it is the responsibility of the Client to: (a) verify insurance coverage annually and send copies of insurance coverage to the Servicer; however, Servicer is not responsible for the consequences of any non-payment of insurance; (b) check for payment of taxes annually or use a Tax Service; Servicer may receive notices of property tax delinquencies and notify Client of any known non-payment of taxes if Client has signed up for a Tax Service and listed Client and Servicer for notices of non-payment of taxes; however, Servicer is not responsible for the consequences of non-payment of taxes. Servicer accepts no responsibility of incorrect information supplied by the Client.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

9.2 This section intentionally left blank

ARTICLE X - NO FURTHER OBLIGATIONS OF SERVICER.

10.0 No Additional Obligations of Servicer. Client acknowledges that Servicer has no obligation to make any payment (other than the forwarding of a borrower’s payment) to or on behalf of Client, to senior liens or to otherwise protect or enforce the Client’s security or rights hereunder. In the event any payment collected for the benefit of Client is returned NSF or uncollectible in Servicer’s Trust Account, Client will immediately upon notification from Servicer, return Servicer’s uncashed Trust Check, or immediately reimburse Servicer’s Trust Account the full amount received from Servicer’s Trust Check. In no event is Servicer obligated to cover or make good Borrower’s shortages in Servicer’s Trust Account. Servicer is hereby authorized to place a “Stop Payment” on Client’s Trust check from Servicer, or reverse any ACH (Electronic Funds Transfer) whenever the representing funds are returned NSF or uncollectible in Servicer’s Trust Account. Servicer may deduct such amounts from any proceeds due Lenders. Servicer is not liable for any losses related to loan adjustments from variable rate, HELOC, or other similar type loans unless notified in writing by the Lender of the adjustment. Changes shall become effective no sooner than two (2) weeks after this notification is received by Servicer. It is the responsibility of the Client or Lender to be aware of borrower payments by using the Servicer’s web Login at www.madisonmanagement.net, or by reading the monthly report sent by Servicer.

ARTICLE XI - REPRESENTATIONS OF CLIENT.

11.0 Client Representations. Except to the extent any damages are caused by or result from any negligent acts, or omissions, or intentional misconduct of Servicer, its employees or its agents, Client shall indemnify, save and hold harmless Servicer as to all Loans being serviced for Client’s behalf on all Loans from and against any and all costs, losses, liabilities, damages, lawsuits, deficiencies, claims and expenses, including without limitation, interest, penalties, attorneys’ fees for lawsuits brought against Servicer, and all amounts paid in investigations, defense or settlement of any of the foregoing (collectively referred to herein as “Damages”), incurred in connection with or arising out of or resulting from or incident to claims made before or after the transfer of the servicing to Servicer of Client’s individual Loans relating to the origination and/or servicing of the Loans by the Client or their agents, prior to the transfer of such servicing to Servicer.

11.1 Ownership of Loans. With regard to the Loans being placed for servicing with Servicer, Client represents to Servicer that it owns all of the Loans and related records, and has the authority to place the Loans with Servicer.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

ARTICLE XII - REPRESENTATIONS OF SERVICER.

12.0 Licenses. The Servicer represents and warrants to Client that it, any agent, employee, or any vendor hired by Servicer, holds all required and applicable federal, state and/or local licenses, certificates and other permits as may be necessary to conduct the activities required by its engagement and that the Service’s performance of such services will not conflict with or violate any agreement, law or regulation applicable to the Service Provider. The Servicer further represents and warrants to Client that it is in compliance with all applicable federal, state and local ordinances and regulations pertaining to its business. The Servicer further represents and warrants to Client that it is not subject to any court or administrative judgments, orders, injunctions and/or rulings. The Servicer further represents and warrants to Client that neither the Servicer nor any of its directors, officers or principals have been sued by any of the Servicer’s present or former clients, partners, co-venturers or other persons and that the Servicer’s is not involved in any litigation which, if resolved adversely to the Servicer, would negatively impact its ability to perform its obligations hereunder.

12.1 Access to Records. Servicer represents to Client that Servicer shall allow Client, or any persons authorized in writing by Client, complete access to the records associated with each Loan in its possession at any time during reasonable business hours for the purposes of responding to questions or inquiries regarding the Loans, as more fully set forth in Article XX below.

ARTICLE XIII - RELATIONSHIP OF PURCHASER AND SERVICER.

13.0 Independent Contractor. At all times during the term of this Agreement, Servicer shall be an independent contractor and not an employee of Client. Client shall have the right to control Servicer only insofar as the result of Servicer’s services rendered pursuant to this Agreement. Client shall not have the right to control the means by which Servicer accomplishes services pursuant to this Agreement. Servicer shall, at its sole cost and expense, furnish all facilities, materials and equipment that may be required for furnishing services pursuant to this Agreement.

13.1 Servicer Not Agent. Except as otherwise provided herein (including any attachments, exhibits or documents incorporated into this Agreement) or as Client may specify in writing, Servicer shall have no authority, express or implied, to act on behalf of Client in any capacity whatsoever as an agent. Servicer shall have no authority, express or implied, to bind Client to any obligation whatsoever.

ARTICLE XIV - ASSIGNMENT OR SUBCONTRACTING.

14.0 Assignment or Subcontracting. No assignment or subcontracting by Servicer of any part of this Agreement or of funds to be received under this Agreement shall be of any force or effect unless the assignment has had the prior written approval of Client. Client may terminate this Agreement rather than accept any proposed assignment or subcontracting. Such assignment or subcontracting may be approved by the Client’s manager or his designee.

ARTICLE XV - EQUAL EMPLOYMENT.

15.0 Equal Employment Opportunity. During the performance of this Agreement, Servicer agrees as follows:

a. Servicer shall not discriminate against any employee or applicant for employment because of race, color, religion, sex, national origin or mental or physical disability. Servicer shall ensure that applicants are employed and that employees are treated during employment, without regard to their race, color, religion, sex, national origin, or mental or physical disability. Such actions shall include, but not be limited to, the following: employment upgrading, demotion or transfer, recruitment or recruitment advertising, layoff or termination, rates of pay or other forms of compensation and selection for training, including apprenticeship. Servicer agrees to post in conspicuous places, available to employees and applicants for employment, a notice setting forth provisions of this non-discrimination clause.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

b. Servicer shall, in all solicitations and advertisements for employees placed by, or on behalf of Servicer, state that all qualified applicants will receive consideration for employment without regard to their race, color, religion, sex, national origin, or mental or physical disability.

c. Servicer shall cause the foregoing paragraphs (a) and (b) to be inserted in all subcontracts for any work covered by this Agreement, provided that the foregoing provisions shall not apply to subcontracts for standard commercial supplies or raw materials.

ARTICLE XVI - INDEMINTY.

16.0 Indemnity.

a. Servicer shall indemnify, defend and hold Client and its officers, directors, parent companies, affiliates, subsidiaries, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Client by reason of or arising, directly, from actions by Servicer that are outside the scope of its authority hereunder or as a result of any actions or omissions by Servicer that constitute malfeasance, willful misconduct, gross negligence or a failure by Servicer to act in compliance with the terms of this Agreement. The foregoing indemnification shall survive the termination of this Agreement.

b. Client shall indemnify, defend and hold Servicer and its officers, directors, parent companies, affiliates, subsidiaries, successors and assigns harmless from any and all claims, demands, causes of action, losses, damage, fines, penalties, liabilities, costs and expenses, including reasonable attorney’s fees and court costs, sustained or incurred by Servicer by reason of or arising directly from actions by Servicer that were taken in good faith pursuant to the terms of this Agreement; provided, however, that in no event shall such indemnification extend to actions or omissions by Servicer that constitute malfeasance, willful misconduct, gross negligence or a failure by Servicer to act in compliance with the terms of this Agreement. The foregoing indemnification shall survive the termination of this Agreement.

c. Client agrees to indemnify Servicer and Related Parties against and hold each of them harmless from any and all losses, liabilities, expenses, claims, demands, costs, or judgments of any type arising out of circumstances unrelated to Servicer performance hereunder.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

ARTICLE XVII - LITIGATION.

17.0 Litigation Response Costs. Except as otherwise provided in Section 16.0, if Servicer is served with a subpoena, notice to appear at trial, arbitration, mediation, deposition or any other lawful mandatory appearance, by or through a court of competent jurisdiction or officer of such court, which requires any custodian of record, employee, officer or agent of Servicer to appear in person to introduce documents and/or give testimony concerning any legal action involving Client, Servicer shall be reimbursed for all reasonable (in its sole, subjective discretion) out of pocket expenses, fees, costs, including, but not limited to, hotel, airline, meals, car rental or any related expense (the travel expenses). In addition to the travel expenses and out of pocket costs, Client shall pay to Servicer one hundred twenty-five dollars ($125) per hour for all time spent by any custodian of records, employee, officer, or agent of Servicer preparing to testify, reviewing files, assembling files, data or documents, travel time, waiting time or any related expenditure of time incident to the appearance described above. Servicer shall provide Client with a detailed invoice describing all the charges to be paid by Client. Such payment is due upon receipt. Client shall not be responsible for any expenses or fees if the appearance is a result of Servicer’s act or failure to act that is in violation of any material promise made by Servicer in this Agreement or if the trier of facts determine Servicer’s intentional or gross negligence caused damage to plaintiff.

In case of Borrower filing a complaint against Servicer and/or Lender, Client hereby agrees to retain counsel to represent Servicer and/or Lender at Client’s expense. Servicer shall have input and approval of counsel selected by Client to defend Servicer. If the Servicer in its sole discretion believes there is a conflict between the rights and responsibilities of Servicer and rights and responsibilities of Client in the lawsuit, Servicer has the right to require counsel separate and apart from Client to represent its interests. Client shall not be responsible for defending Servicer if the trier of fact determines that Servicer’s gross negligence caused damage to plaintiff.

ARTICLE XVIII - CONFLICTS OF INTEREST.

18.0 Conflicts of Interest. Servicer agrees that it shall not make, participate in the making, or in any way attempt to use its position as a consultant to influence any decision of Client in which Servicer knows or has reason to know that Servicer, its officers, partners, or employees have a financial interest.

ARTICLE XIX - INSURANCE.

19.0 Insurance.

a. Servicer shall carry workers’ compensation insurance as required by law for the protection of its employees during the progress of the work. The insurer shall waive its rights to subrogation against Client, its officers, agents and employees and shall issue a certificate to the policy evidencing same upon request.

b. Servicer shall maintain during the life of this Agreement: General Liability insurance of $1 million per occurrence with a $2 million aggregate;

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CCS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

c. Servicer shall promptly notify the Client if any required insurance lapses or is otherwise modified and cease performance of this Agreement unless otherwise directed by the Client. In such case, the Client may procure insurance or self-insure the risk and charge Servicer for such costs and any and all damages resulting therefrom, by way of set-off from any sums owed Servicer.

ARTICLE XX - AUDIT OF RECORDS.

20.0 Audit of Records. In addition to the representations set forth above, and in accordance with generally accepted accounting principles, Servicer shall maintain reasonably full and complete records of the cost of and completion of services performed under this Agreement. During the term of this Agreement and for a period of two (2) years after termination or completion of this Agreement, Client shall have the right to inspect and/or audit Servicer’s records pertaining to the performance of this Agreement at Servicer’ s office. Servicer agrees to make available all records for inspection or audit at it offices during normal business hours and upon three (3) days’ notice from Client

ARTICLE XXI - COMPLIANCE.

21.0 Compliance with all Laws and Regulations. Servicer shall be knowledgeable of and comply with all local, state and federal laws that may apply to the performance of this Agreement.

ARTICLE XXII - BREACH OF SERVICING AGREEMENT

22.0 All Terms are Material. The parties agree that all terms contained in this Agreement are material terms, and breach of any term in this Agreement constitutes a material breach of this Agreement.

22.1 Payment of Fees and Costs. Client is responsible for paying all Fees and Costs incurred related to the servicing of Client’s loan(s). Failure to abide by this section may result in an action by Servicer to enforce this agreement. If successful, Client agrees to pay Servicer’s attorneys’ fees and costs incurred in the enforcement of this Agreement.

ARTICLE XXIII - WAIVER OF JURY TRIAL.

23.0 General Reference and Waiver of Jury Trial.

a. If a dispute arises out of, or relates to this Agreement, the dispute shall be decided by the Courts of the State of Nevada. Except to the extent modified herein, the proceedings shall be conducted in accordance with the Nevada Code of Civil Procedure. Any court proceeding initiated hereunder shall, unless all parties thereto otherwise agree, be conducted in the County of Morris, State of Nevada.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: SC

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

b. BOTH PARTIES HEREBY WAIVE A JURY TRIAL IN CONNECTION WITH ANY DISPUTE ARISING OUT OF THIS AGREEMENT.

c. No court proceeding arising out of or relating to this Agreement shall include, by consolidation, joinder with or in any other manner, an additional person or entity not a part to this Agreement except by written consent containing a specific reference to this Agreement by both parties hereto; unless ordered by a court of competent jurisdiction.

CLIENT: CS	SERVICER: KJC

ARTICLE XXIV - GOVERNING LAW.

24.0 Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Nevada and Client agrees to submit to the jurisdiction of AAA Arbitration in Nevada or the Nevada courts.

ARTICLE XXV - WAIVER OF BREACH.

25.0 Waiver of Breach. Any waiver by any party or a breach of any provision of this Agreement will not operate as or be construed to be a waiver of any other breach of such provision or any other provision of this Agreement will not be considered a waiver or deprive any party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. In addition, in granting any waiver, the waiving party will exercise its best efforts to ensure that all Parties continue to have substantially equivalent rights, benefits, privileges, duties and responsibilities.

ARTICLE XXVI - NO SOLICITATION.

26.0 Soliciting Borrowers or Investors. The Servicer acknowledges and agrees that the names and addresses of the Client’s investors and borrowers constitute trade secrets of the Client and that the sale, unauthorized use, or disclosure of the Client’s trade secrets obtained by the Servicer during or after his employment with the Client constitutes unfair competition and an unauthorized use of business trade secrets. The Servicer promises and agrees not to engage in any unfair competition with the Client and promises and agrees to not engage in any unauthorized use of the Client’s business trade secrets. Said covenant shall survive termination of this agreement.

ARTICLE XXVII - INTEGRATION / MODIFICATION.

27.0 Integration and Modification. This Agreement constitutes the entire agreement of the parties. No other agreement, oral or written, pertaining to the work to be performed under this Agreement shall be of any force or effect unless it is in writing and signed by both parties. Any work performed that is inconsistent with or in violation of the provisions of this Agreement shall not be compensated. This Agreement may be modified only by a written agreement signed by each of the parties hereto. Notwithstanding the above, amendments to this Agreement, its exhibits or schedules, may take the form of electronic communication between the Parties, as provided in the Notice provision of this Agreement.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

ARTICLE XXVIII - SEVERABILITY.

28.0 Severability. If any provision of this Agreement is held to be invalid or unenforceable under any applicable statute or rule of law, then the effected provision shall be curtailed and limited only to the extent necessary to bring said provision within the legal requirements and this Agreement as so modified shall continue in full force and effect.

ARTICLE XXVIX - HEADINGS AND CONSTRUCTION.

29.0 Headings. The headings of the various sections and paragraphs of this Agreement have been inserted for convenience and reference only and shall not be deemed to be part of this Agreement.

ARTICLE XXX - COUNTERPARTS.

30.0 Execution in Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts each of which when so executed and delivered shall be deemed to be an original and all of which counterparts taken together shall constitute but one and the same instrument. Signatures via facsimile or pdf shall be deemed to be original wet-ink signatures.

ARTICLE XXXI - DISSEMINATION OF INFORMATION.

31.0 Dissemination of Information. Neither the Servicer nor Client nor their representatives shall disseminate any oral or written advertisement, endorsement or other marketing material relating to each other’s activities under this Agreement without the prior written approval of the other party. No party will use the name, mark or logo of the other party in any advertisement or printed solicitation without first having prior written approval of the other party. The Parties shall take reasonable efforts to ensure that its vendors shall not disseminate any oral or written advertisement, endorsement or other marketing materials referencing or relating to the other party without that party’s prior written approval. In addition, the Parties agree that their contracts with all vendors will include appropriate provisions to ensure compliance with the restrictions of this Section 32.0. This Section 32.0 shall survive termination of this Agreement.

ARTICLE XXXII - NOTICES.

32.0 Notice. Except as otherwise provided herein, all notices required under this Agreement shall be in writing and delivered personally or by first class mail, postage prepaid, to each party at the address listed below. Either party may change the notice address by notifying the other party in writing. Notices may be sent by either facsimile or U.S. Mail. Notices shall be deemed received upon receipt of same or three (3) days after deposit in the U.S. Mail, whichever is earlier. Notices sent by facsimile shall be deemed received on the date of the facsimile transmission.

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

ARTICLE XXXIII - LEGAL ADVICE.

33.0 No Legal Advice. Client acknowledges that Servicer will not act as Client’s attorney or provide legal advice to Client, and that Client is encouraged to seek independent counsel in connection with any questions Client may have concerning this Agreement or any Loan. For purposes of this Agreement, and for principles of interpretation of this Agreement, both parties are sophisticated and are deemed to have equally participated in the negotiation and execution of this Agreement, and, therefore, the Agreement shall not be construed as against one party or the other as the primary drafter of the Agreement.

ARTICLE - XXXIV - AUTHORITY.

34.0 Authority. Each party represents and warrants to the other party that it is duly authorized to execute, deliver and perform this Agreement. Client acknowledges that this Agreement shall not be in force until accepted and signed by Servicer.

ARTICLE - XXXV - STATE EXCEPTIONS.

35.0 State Exceptions. Client acknowledges that all loss mitigation and foreclosure efforts and activity in the State of North Carolina must be performed by Madison Management Services, LLC without exception.

CLIENT: CS	SERVICER: KJC

[SIGNATURES FOLLOW ON NEXT PAGE]

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS

Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound, have executed and delivered this Agreement as of the date first written above:

CLIENT’S MAILING ADDRESS:		CLIENT’S PAYMENTS ADDRESS

5242 Port Royal Rd		5242 Port Royal Rd
#1785		#1785
Springfield va 22151		Springfield va 22151
attn: chris seveney		attn: chris seveney

Fax:	na	Fax:	na
Email:	chris@7einvestments.com	Email:	chris@7einvestments.com
Phone:	703–988–2522	Phone:	703–988–2522

SERVICER’S MAILING ADDRESS:

Madison Management Services LLC.
4600 Kietzke Ln, Ste K-225

Reno, NV 89502

Attn: Kevin J. Cordell

Fax: 877-563-4161

Email: kcordell@madisonmanagement.net
Phone: 877-563-4164

CLIENT:		10/26/2022
Date
BY:	/s/ Christopher Seveny

Print Name:	Christopher Seveny

SERVICER:	Madison Management Services, LLC.

BY:	/s/ Kevin J. Cordell
Madison Management Services, LLC.		Date

Print Name:	Kevin J. Cordell

Full Collections Servicing Agreement 08-30-2022		Servicer initial: KJC Client Initial: CS
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Madison Management Services, LLC – 4600 Kietzke Ln, Ste K-225, Reno, NV 89502 – NMLS 185724 – www.madisonmanagement.net